Exhibit 23.1

CONSENT OF INDEPENDENT
CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the incorporation by reference in Registration Statement No. 333-116018 on Form S-l of our report dated February 27, 2004 except for Notes 2, 7, & 14, as to which the date is March 22, 2004, appearing in this annual report on Form 10-K/A of Metropolitan Health Networks, Inc. and Subsidiaries for the year ended December 31, 2003.

/s/ KAUFMAN ROSSIN & CO.

KAUFMAN ROSSIN & CO.

Miami, Florida
July 27, 2004